Exhibit 99.1

ALTRIA REPORTS 2015 THIRD-QUARTER AND NINE-MONTH RESULTS;
REAFFIRMS 2015 FULL-YEAR ADJUSTED EPS GUIDANCE

▪	Altria’s 2015 third-quarter reported diluted earnings per share (EPS) increased 9.9% to $0.78, as comparisons were affected by special items.

▪	Altria’s 2015 third-quarter adjusted diluted EPS, which excludes the impact of special items, increased 8.7% to $0.75.

▪	Altria’s 2015 nine-month reported diluted EPS increased 5.2% to $2.03, as comparisons were affected by special items.

▪	Altria’s 2015 nine-month adjusted diluted EPS, which excludes the impact of special items, increased 11.5% to $2.13.

▪	Altria reaffirms its guidance for 2015 full-year adjusted diluted EPS to be in a range of $2.76 to $2.81, representing a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $2.57 in 2014.
RICHMOND, Va. - October 29, 2015 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2015 third-quarter and nine-month business results and reaffirmed its guidance for 2015 full-year adjusted diluted EPS.
“Altria continued to deliver outstanding performance in the third quarter and for the first nine months. Once again, our businesses strengthened their market leadership, with strong income growth and solid retail share gains by the iconic Marlboro and Copenhagen brands,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “We believe our year-to-date adjusted EPS growth of 11.5% positions us well to deliver on our full-year plans. In addition, we’re pleased Anheuser-Busch InBev and SABMiller continue to work together to finalize terms in advance of their possible combination. We see this transaction, and our participation in it as SABMiller’s largest shareholder, as a compelling opportunity to strengthen for our shareholders our position in the global brewing business.”

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on October 29, 2015 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In August 2015, Altria’s Board of Directors (Board) increased the regular quarterly dividend by 8.7% to $0.565 per share. The current annualized dividend rate is $2.26 per share. As of October 23, 2015, Altria’s annualized dividend yield was 3.7%. Altria paid over $1 billion in dividends in the third quarter and approximately $3.1 billion for the first nine months of 2015. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
As previously announced, Altria repurchased 1.2 million shares for a total of $63 million during the third quarter of 2015, completing its previous share repurchase program. The Board authorized a new $1 billion share repurchase program, which the company expects to complete by the end of 2016. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Innovative Tobacco Products
Nu Mark LLC (Nu Mark) expanded distribution of MarkTen XL e-vapor products and also continued to evaluate the retail positioning of Green Smoke e-vapor products through several lead markets. Additionally, Nu Mark continued working with Philip Morris International Inc. to make progress on research, product development and technology-sharing for e-vapor products as a result of the joint agreement announced in July.
Anheuser-Busch InBev’s Proposed Business Combination with SABMiller
On October 13, 2015, Anheuser-Busch InBev SA/NV (AB InBev) and SABMiller plc (SABMiller) jointly announced an agreement in principle on key terms regarding a possible recommended offer for AB InBev to effect a business combination with SABMiller. On October 28, 2015, the U.K. Takeover Panel extended the relevant takeover code deadline until November 4, 2015 to enable AB InBev and SABMiller to continue to address all the details necessary for AB InBev to deliver a firm offer.
2015 Full-Year Guidance
Altria reaffirms its guidance for 2015 full-year adjusted diluted EPS, which excludes the special items recorded for the first nine months of 2015 as shown in Table 2, to be in a range of $2.76 to $2.81. This range represents a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $2.57 in 2014, as shown in Table 1 below.
Altria expects moderated adjusted diluted EPS results in the fourth quarter of 2015 versus the prior year due to several factors. These include lapping the benefit received from the expiration of federal tobacco quota buy-out payments; lapping some of the effects of a stronger economy and lower gasoline prices; and a higher effective tax rate on operations. Additionally, trade inventories for cigarettes may moderate moving forward and unfavorable foreign currency translation could affect prior-year comparisons of earnings from Altria’s equity investment in SABMiller. Altria expects its 2015 full-year effective tax rate on operations will be 35.3%.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2014 Adjusted Results

Full Year
2014
Reported diluted EPS	$2.56
NPM Adjustment Items	(0.03)
Asset impairment, exit, integration and acquisition-related costs	0.01
Tobacco and health litigation items	0.01
SABMiller special items	0.01
Loss on early extinguishment of debt	0.02
Tax items	(0.01)
Adjusted diluted EPS	$2.57

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance or its forecast for its effective tax rate on operations.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues increased 3.2% to $6.7 billion in the third quarter and 4.7% to $19.1 billion for the first nine months of 2015, reflecting higher net revenues in all reportable segments. Altria’s revenues net of excise taxes increased 4.7% to $5.0 billion in the third quarter and 5.9% to $14.1 billion for the first nine months of 2015.
Altria’s 2015 third-quarter reported diluted EPS increased 9.9% to $0.78, primarily driven by higher reported OCI in the smokeable products segment, lower investment spending in innovative tobacco products and a lower reported tax rate, partially offset by lower earnings from Altria’s equity investment in SABMiller. Altria’s third-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 8.7% to $0.75.
Altria’s 2015 nine-month reported diluted EPS increased 5.2% to $2.03, primarily driven by higher reported OCI in the smokeable products segment and fewer shares outstanding, partially offset by the loss on early extinguishment of debt and lower earnings from Altria’s equity investment in SABMiller. Altria’s nine-month adjusted diluted EPS, which excludes the special items shown in Table 2, grew 11.5% to $2.13, primarily driven by higher adjusted OCI in the smokeable and smokeless products segments, fewer shares outstanding and lower interest and other debt expense. These factors were partially offset by lower earnings from Altria’s equity investment in SABMiller and a higher effective tax rate on operations.

Table 2 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Reported diluted EPS	$0.78	$0.71	9.9%	$2.03	$1.93	5.2%
NPM Adjustment Items	(0.04)	—		(0.04)	(0.03)
Tobacco and health litigation items	0.02	—		0.04	0.01
SABMiller special items	—	(0.01)		0.03	—
Loss on early extinguishment of debt	—	—		0.07	—
Asset impairment, exit, integration and acquisition-related costs	—	—		—	0.01
Tax items	(0.01)	(0.01)		—	(0.01)
Adjusted diluted EPS	$0.75	$0.69	8.7%	$2.13	$1.91	11.5%
NPM Adjustment Items
NPM Adjustment Items affected comparisons of Altria’s third-quarter and nine-month reported diluted EPS. During the third quarter of 2015, as a result of PM USA settling NPM adjustment disputes from 2004-2014 with New York state, PM USA recorded pre-tax earnings of $126 million as a reduction to cost of sales. For the first nine months of 2014, PM USA recorded pre-tax earnings of $90 million, comprised of a reduction to cost of sales of $43 million and an increase to interest income of $47 million for NPM Adjustment Items. The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedules 6 and 7.
Tobacco and Health Litigation Items
Comparisons of Altria’s third-quarter and nine-month reported diluted EPS were affected by tobacco and health litigation items.  During the third quarter of 2015, PM USA recorded total pre-tax charges of $54 million related to tobacco and health judgments in six state Engle progeny lawsuits, as well as $13 million of interest costs related to those cases.  For the first nine months of 2015, the pre-tax charges for tobacco and health litigation items also included approximately $43 million that PM USA paid into escrow for the tentative agreement to resolve approximately 415 Engle progeny lawsuits pending against them in federal court.  The EPS impact of these charges, including interest costs, is shown in Table 2 and Schedules 6 and 7.
SABMiller Special Items
Special items related to Altria’s equity investment in SABMiller affected comparisons of Altria’s nine-month reported diluted EPS. For the first nine months of 2015, Altria’s share of SABMiller pre-tax special items totaled $96 million, primarily reflecting asset impairment charges. The EPS impact of the SABMiller special items is shown in Table 2 and Schedule 7.

Loss on Early Extinguishment of Debt
Special items related to early extinguishment of debt affected comparisons of Altria’s nine-month reported diluted EPS. In March 2015, Altria completed a cash tender offer for approximately $793 million aggregate principal amount of its senior unsecured 9.700% notes due 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million.  The EPS impact of this charge is shown in Table 2 and Schedule 7.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong adjusted OCI and adjusted OCI margin growth in the third quarter and for the first nine months of 2015, primarily through higher pricing. PM USA grew Marlboro’s and its total cigarette retail share for both periods.
The smokeable products segment’s net revenues increased 3.1% in the third quarter of 2015 primarily driven by higher pricing, partially offset by higher promotional investments. For the first nine months of 2015, net revenues increased 4.9%, primarily driven by higher pricing and higher volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 4.7% in the third quarter and 6.4% for the first nine months of 2015.
The smokeable products segment’s 2015 third-quarter reported OCI increased 15.3%, primarily due to higher pricing, NPM Adjustment Items in 2015 and lower resolution expenses (principally the end of the federal tobacco quota buy-out payments). These factors were partially offset by higher tobacco and health litigation items, higher costs (primarily pension and benefit costs) and higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 11.1%, and adjusted OCI margins expanded 2.7 percentage points to 47.0%.
For the first nine months of 2015, the smokeable products segment’s reported OCI increased 13.0% primarily driven by higher pricing, lower resolution expenses, higher volume and higher NPM Adjustment Items. These factors were partially offset by higher costs (primarily pension and benefit costs and selling, general and administrative (SG&A) costs), higher promotional investments and higher tobacco and health litigation items. Adjusted OCI, which excludes the special items detailed in Table 3, grew 13.1%, and adjusted OCI margins expanded 2.8 percentage points to 47.0%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net revenues	$6,040	$5,859	3.1%	$17,235	$16,428	4.9%
Excise taxes	(1,682)	(1,697)		(4,876)	(4,815)
Revenues net of excise taxes	$4,358	$4,162	4.7%	$12,359	$11,613	6.4%

Reported OCI	$2,121	$1,840	15.3%	$5,831	$5,160	13.0%
NPM Adjustment Items	(126)	—		(126)	(43)
Asset impairment and exit costs	—	2		—	(6)
Tobacco and health litigation items	54	3		102	22
Adjusted OCI	$2,049	$1,845	11.1%	$5,807	$5,133	13.1%
Adjusted OCI margins [1]	47.0%	44.3%	2.7 pp	47.0%	44.2%	2.8 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume increased 0.1% in the third quarter, benefiting from industry volume improvement and retail share gains. For the first nine months of 2015, PM USA’s reported domestic cigarettes shipment volume increased 1.5% also due to these factors and trade inventory movements.
When adjusted for trade inventory movements and other factors, PM USA estimates that its domestic cigarettes shipment volume was unchanged in the third quarter and increased approximately 0.5% for the first nine months. PM USA estimates that total industry cigarette volumes declined approximately 1% in the third quarter and approximately 0.5% for the first nine months.
Middleton’s reported cigars shipment volume increased 1.2% in the third quarter. For the first nine months, reported cigars shipment volume increased 3.7%, driven primarily by Black & Mild in the tipped cigars segment. Table 4 summarizes smokeable products segment shipment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Cigarettes:
Marlboro	28,392	28,581	(0.7)%	82,007	81,076	1.1%
Other premium	1,769	1,848	(4.3)%	5,114	5,306	(3.6)%
Discount	3,021	2,736	10.4%	8,383	7,666	9.4%
Total cigarettes	33,182	33,165	0.1%	95,504	94,048	1.5%

Cigars:
Black & Mild	340	341	(0.3)%	963	931	3.4%
Other	11	6	83.3%	24	21	14.3%
Total cigars	351	347	1.2%	987	952	3.7%

Total smokeable products	33,533	33,512	0.1%	96,491	95,000	1.6%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold for distribution to and in Puerto Rico, and units sold in U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

Marlboro gained 0.1 retail share point in the third quarter of 2015 to 43.9% and 0.2 retail share points for the first nine months of 2015 to 44%. PM USA grew its total retail share by 0.4 points in the third quarter and 0.5 points for the first nine months due to gains by Marlboro and L&M in Discount.  These retail share gains were partially offset by share losses on other portfolio brands. In the machine-made large cigars category, while Black & Mild’s retail share declined 0.8 points in both the third quarter and for the first nine months of 2015, Black & Mild gained retail share in the more profitable tipped cigars segment. Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Percentage point change	2015	2014	Percentage point change
Cigarettes:
Marlboro	43.9%	43.8%	0.1	44.0%	43.8%	0.2
Other premium	2.8	2.9	(0.1)	2.9	2.9	—
Discount	4.6	4.2	0.4	4.4	4.1	0.3
Total cigarettes	51.3%	50.9%	0.4	51.3%	50.8%	0.5

Cigars:
Black & Mild	28.1%	28.9%	(0.8)	27.5%	28.3%	(0.8)
Other	0.5	0.4	0.1	0.3	0.4	(0.1)
Total cigars	28.6%	29.3%	(0.7)	27.8%	28.7%	(0.9)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
During the third quarter and first nine months of 2015, the smokeless products segment grew OCI, primarily through higher pricing, and USSTC increased Copenhagen and Skoal’s combined retail share.
The smokeless products segment’s net revenues increased 3.4% in the third quarter and 3.6% for the first nine months, primarily driven by higher pricing, partially offset by higher promotional investments. Revenues net of excise taxes increased 4.2% in the third quarter and 4.0% for the first nine months of 2015.
The smokeless products segment’s reported OCI increased 2.1% in the third quarter and 3.2% for the first nine months of 2015, primarily due to higher pricing, partially offset by higher promotional investments and higher SG&A expenses. Adjusted OCI, which is calculated excluding the special items identified in Table 6, grew 2.5% in the third quarter and 3.9% for the first nine months of 2015. Adjusted OCI margins for the smokeless products segment declined 1.1 percentage points to 63.8% in the third quarter and 0.1 percentage point to 64.5% for the first nine months. Table 6 summarizes revenues and OCI for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net revenues	$482	$466	3.4%	$1,393	$1,345	3.6%
Excise taxes	(34)	(36)		(100)	(102)
Revenues net of excise taxes	$448	$430	4.2%	$1,293	$1,243	4.0%

Reported OCI	$286	$280	2.1%	$830	$804	3.2%
Asset impairment, exit and integration costs	—	(1)		4	(1)
Adjusted OCI	$286	$279	2.5%	$834	$803	3.9%
Adjusted OCI margins [1]	63.8%	64.9%	(1.1) pp	64.5%	64.6%	(0.1) pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
The smokeless products segment’s reported domestic shipment volume increased 0.9% in the third quarter and 2.0% for the first nine months of 2015, as volume growth in Copenhagen was partially offset by declines in Skoal and Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 1.7% in the third quarter and 2.9% for the first nine months of 2015.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 1.5% in the third quarter and approximately 2% for the first nine months of 2015. USSTC estimates that the smokeless products category volume grew approximately 2.5% over the past six months.
Table 7 summarizes shipment volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change

Copenhagen	120.2	115.8	3.8%	351.5	334.7	5.0%
Skoal	67.1	68.3	(1.8)%	200.5	201.6	(0.5)%
Copenhagen and Skoal	187.3	184.1	1.7%	552.0	536.3	2.9%
Other	17.6	18.9	(6.9)%	53.0	56.6	(6.4)%
Total smokeless products	204.9	203.0	0.9%	605.0	592.9	2.0%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.2 share points in the third quarter of 2015 to 51.4% and 0.2 share points for the first nine months to 51.2%. In the third quarter, Copenhagen’s retail share grew 0.7 share points and Skoal’s retail share declined 0.5 share points. For the first nine months of 2015, Copenhagen’s retail share grew 0.8 share points and Skoal’s retail share declined 0.6 share points.
Total smokeless products retail share declined 0.2 share points to 55.0% in the third quarter of 2015 and 0.1 share point to 54.9% for the first nine months. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Percentage point change	2015	2014	Percentage point change

Copenhagen	31.7%	31.0%	0.7	31.4%	30.6%	0.8
Skoal	19.7	20.2	(0.5)	19.8	20.4	(0.6)
Copenhagen and Skoal	51.4	51.2	0.2	51.2	51.0	0.2
Other	3.6	4.0	(0.4)	3.7	4.0	(0.3)
Total smokeless products	55.0%	55.2%	(0.2)	54.9%	55.0%	(0.1)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. One pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues in the third quarter of 2015 by 8.5% and for the first nine months by 7.7%, primarily due to increased shipments and improved premium mix. Ste. Michelle grew OCI 12.9% in the third quarter and 19.8% for the first nine months, primarily driven by increased shipments and improved premium mix. OCI margins increased 0.8 percentage points to 21.7% in the third quarter and 2.1 percentage points for the first nine months to 21.7%. Table 9 summarizes revenues and OCI for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net revenues	$166	$153	8.5%	$461	$428	7.7%
Excise taxes	(5)	(5)		(15)	(15)
Revenues net of excise taxes	$161	$148	8.8%	$446	$413	8.0%

Reported and Adjusted OCI	$35	$31	12.9%	$97	$81	19.8%
OCI margins [1]	21.7%	20.9%	0.8 pp	21.7%	19.6%	2.1 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.

Ste. Michelle grew wine shipment volume 8.8% in the third quarter and 6.3% for the first nine months of 2015, driven by higher volume across all Ste. Michelle’s reported brands. Table 10 summarizes Ste. Michelle’s shipment volume.

Table 10 - Wine: Shipment Volume (cases in thousands)

	Third Quarter			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change

Chateau Ste. Michelle	755	704	7.2%	2,109	2,008	5.0%
Columbia Crest	249	230	8.3%	703	608	15.6%
14 Hands	415	369	12.5%	1,185	1,126	5.2%
Other	704	648	8.6%	1,892	1,799	5.2%
Total Wine	2,123	1,951	8.8%	5,889	5,541	6.3%

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the period ended June 30, 2015.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
In addition, the factors related to the possible transaction between SABMiller and AB InBev include the following: AB InBev has not, to date, announced a firm offer to effect a business combination with SABMiller in accordance with the U.K. City Code on Takeovers and Mergers; accordingly, there can be no certainty that such an offer will be made or as to the terms on which any such offer will be made.  This press release is non-binding and does not impose or give rise to any legally binding obligation on Altria in relation to any offer by AB InBev to effect a business combination with SABMiller.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$6,699	$6,491	3.2%
Cost of sales [1]	1,932	2,079
Excise taxes on products [1]	1,721	1,738
Gross profit	3,046	2,674	13.9%
Marketing, administration and research costs	639	605
Asset impairment and exit costs	—	7
Operating companies income	2,407	2,062	16.7%
Amortization of intangibles	6	5
General corporate expenses	53	53
Changes to Mondelēz and PMI tax-related receivables/payables	41	5
Operating income	2,307	1,999	15.4%
Interest and other debt expense, net	205	213
Earnings from equity investment in SABMiller	(187)	(328)
Earnings before income taxes	2,289	2,114	8.3%
Provision for income taxes	761	717
Net earnings attributable to Altria Group, Inc.	$1,528	$1,397	9.4%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.78	$0.71	9.9%

Weighted-average diluted shares outstanding	1,958	1,976	(0.9)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$6,040	$482	$166	$11	$6,699
2014	5,859	466	153	13	6,491
% Change	3.1%	3.4%	8.5%	(15.4)%	3.2%

Reconciliation:
For the quarter ended September 30, 2014	$5,859	$466	$153	$13	$6,491
Operations	181	16	13	(2)	208
For the quarter ended September 30, 2015	$6,040	$482	$166	$11	$6,699

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$2,121	$286	$35	$(35)	$2,407
2014	1,840	280	31	(89)	2,062
% Change	15.3%	2.1%	12.9%	60.7%	16.7%

Reconciliation:
For the quarter ended September 30, 2014	$1,840	$280	$31	$(89)	$2,062
Asset impairment, exit, integration and acquisition-related costs - 2014	2	(1)	—	14	15
Tobacco and health litigation items - 2014	3	—	—	—	3
	5	(1)	—	14	18

NPM Adjustment Items - 2015	126	—	—	—	126
Integration costs - 2015	—	—	—	(1)	(1)
Tobacco and health litigation items - 2015	(54)	—	—	—	(54)
	72	—	—	(1)	71
Operations	204	7	4	41	256
For the quarter ended September 30, 2015	$2,121	$286	$35	$(35)	$2,407

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$19,116	$18,264	4.7%
Cost of sales [1]	5,733	5,799
Excise taxes on products [1]	4,991	4,932
Gross profit	8,392	7,533	11.4%
Marketing, administration and research costs	1,769	1,632
Asset impairment and exit costs	4	(1)
Operating companies income	6,619	5,902	12.1%
Amortization of intangibles	16	15
General corporate expenses	166	174
Changes to Mondelēz and PMI tax-related receivables/payables	41	5
Operating income	6,396	5,708	12.1%
Interest and other debt expense, net	609	596
Loss on early extinguishment of debt	228	—
Earnings from equity investment in SABMiller	(546)	(753)
Earnings before income taxes	6,105	5,865	4.1%
Provision for income taxes	2,110	2,031
Net earnings	3,995	3,834	4.2%
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$3,994	$3,834	4.2%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.03	$1.93	5.2%

Weighted-average diluted shares outstanding	1,962	1,981	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$17,235	$1,393	$461	$27	$19,116
2014	16,428	1,345	428	63	18,264
% Change	4.9%	3.6%	7.7%	(57.1)%	4.7%

Reconciliation:
For the nine months ended September 30, 2014	$16,428	$1,345	$428	$63	$18,264
Operations	807	48	33	(36)	852
For the nine months ended September 30, 2015	$17,235	$1,393	$461	$27	$19,116

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$5,831	$830	$97	$(139)	$6,619
2014	5,160	804	81	(143)	5,902
% Change	13.0%	3.2%	19.8%	2.8%	12.1%

Reconciliation:
For the nine months ended September 30, 2014	$5,160	$804	$81	$(143)	$5,902
NPM Adjustment Items - 2014	(43)	—	—	—	(43)
Asset impairment, exit, integration and acquisition-related costs - 2014	(6)	(1)	—	23	16
Tobacco and health litigation items - 2014	22	—	—	—	22
	(27)	(1)	—	23	(5)

NPM Adjustment Items - 2015	126	—	—	—	126
Asset impairment, exit and integration costs - 2015	—	(4)	—	(4)	(8)
Tobacco and health litigation items - 2015	(102)	—	—	—	(102)
	24	(4)	—	(4)	16
Operations	674	31	16	(15)	706
For the nine months ended September 30, 2015	$5,831	$830	$97	$(139)	$6,619

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,682	$1,697	$4,876	$4,815
Smokeless products	34	36	100	102
Wine	5	5	15	15
	$1,721	$1,738	$4,991	$4,932

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,079	$1,273	$3,333	$3,528
Smokeless products	2	3	6	10
	$1,081	$1,276	$3,339	$3,538

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$67	$65	$201	$188
Smokeless products	1	—	3	2
	$68	$65	$204	$190

[1] Amounts include a pre-tax credit of $126 million for the three months ended September 30, 2015, and $126 million and $43 million for the nine months ended September 30, 2015 and 2014, respectively, related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2015 Net Earnings	$1,528	$0.78
2014 Net Earnings	$1,397	$0.71
% Change	9.4%	9.9%

Reconciliation:
2014 Net Earnings	$1,397	$0.71

2014 Tobacco and health litigation items	2	—
2014 SABMiller special items	(28)	(0.01)
2014 Asset impairment, exit, integration and acquisition-related costs	10	—
2014 Tax Items	(19)	(0.01)
Subtotal 2014 special items	(35)	(0.02)

2015 NPM Adjustment Items	80	0.04
2015 Tobacco and health litigation items	(43)	(0.02)
2015 SABMiller special items	(4)	—
2015 Integration costs	(1)	—
2015 Tax items	21	0.01
Subtotal 2015 special items	53	0.03

Change in tax rate	(6)	—
Operations	119	0.06
2015 Net Earnings	$1,528	$0.78

2015 Net Earnings Adjusted For Special Items	$1,475	$0.75
2014 Net Earnings Adjusted For Special Items	$1,362	$0.69
% Change	8.3%	8.7%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2015 Net Earnings	$3,994	$2.03
2014 Net Earnings	$3,834	$1.93
% Change	4.2%	5.2%

Reconciliation:
2014 Net Earnings	$3,834	$1.93

2014 NPM Adjustment Items	(56)	(0.03)
2014 Asset impairment, exit, integration and acquisition-related costs	11	0.01
2014 Tobacco and health litigation items	25	0.01
2014 SABMiller special items	(7)	—
2014 Tax items	(19)	(0.01)
Subtotal 2014 special items	(46)	(0.02)

2015 NPM Adjustment Items	80	0.04
2015 Tobacco and health litigation items	(73)	(0.04)
2015 SABMiller special items	(62)	(0.03)
2015 Loss on early extinguishment of debt	(143)	(0.07)
2015 Asset impairment, exit and integration costs	(6)	—
2015 Tax items	17	—
Subtotal 2015 special items	(187)	(0.10)

Fewer shares outstanding	—	0.02
Change in tax rate	(23)	(0.01)
Operations	416	0.21
2015 Net Earnings	$3,994	$2.03

2015 Net Earnings Adjusted For Special Items	$4,181	$2.13
2014 Net Earnings Adjusted For Special Items	$3,788	$1.91
% Change	10.4%	11.5%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$1,907	$3,321
Inventories	1,954	2,040
Deferred income taxes	1,143	1,143
Other current assets	507	374
Property, plant and equipment, net	2,016	1,983
Goodwill and other intangible assets, net	17,318	17,334
Investment in SABMiller	5,442	6,183
Finance assets, net	1,295	1,614
Other long-term assets	417	483
Total assets	$31,999	$34,475

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$3	$1,000
Accrued settlement charges	3,216	3,500
Other current liabilities	3,348	3,173
Long-term debt	12,918	13,693
Deferred income taxes	5,831	6,088
Accrued postretirement health care costs	2,444	2,461
Accrued pension costs	903	1,012
Other long-term liabilities	420	503
Total liabilities	29,083	31,430
Redeemable noncontrolling interest	35	35
Total stockholders’ equity	2,881	3,010
Total liabilities and stockholders’ equity	$31,999	$34,475

Total debt	$12,921	$14,693